EXHIBIT 99


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                        P R E S S   R E L E A S E

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RELEASE DATE:                                      CONTACT:
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February 10, 2005                                  CHARLES P. EVANOSKI
                                                   GROUP SENIOR VICE PRESIDENT
                                                   CHIEF FINANCIAL OFFICER
                                                   (724) 758-5584


                          FOR IMMEDIATE RELEASE
                          ---------------------

                    ESB FINANCIAL CORPORATION ANNOUNCES
                         RECORD EARNINGS FOR 2004


Ellwood City, Pennsylvania, February 10, 2005 - ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced record earnings of $0.94 per diluted share on net income of $9.99 million for the year ended December 31, 2004, which represents a 17.50% increase in net income per diluted share as compared to earnings of $0.80 per diluted share on net income of $8.52 million for the year ended December 31, 2003. The Company's return on average assets and average equity were 0.73% and 10.38%, respectively, for the year ended December 31, 2004.

For the three months ended December 31, 2004, the Company announced earnings of $0.25 per diluted share on net income of $2.59 million, which represents a 13.64% increase in net income per diluted share as compared to earnings of $0.22 per diluted share on net income of $2.32 million for the quarter ended December 31, 2003. The Company's annualized return on average assets and average equity were 0.75% and 10.57%, respectively, for the quarter ended December 31, 2004.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "We are very pleased with the strong improvement to the Company's net interest margin in 2004 as well as our ability to continue to control operating expenses both of which assisted in the record earnings achieved in 2004. We are also pleased to announce that our pending merger with PHSB Financial Corporation, the holding company for Peoples Home Savings Bank, has been approved by all required regulatory agencies and the stockholders of ESBF and PHSB. The upcoming merger is expected to close on Friday, February 11, 2005. We are very excited about the opportunities and increased market exposure that this merger will bring to the Company."

Consolidated net income for the year ended December 31, 2004 increased $1.47 million or 17.20% to $9.99 million from $8.52 million, as compared to the year ended December 31, 2003. This net increase was a result of an increase in net interest income of $3.30 million after the current year provision for loan losses of $206,000, as compared to a recovery of loan losses of $106,000 for the prior year, which is partially offset by a decrease in noninterest income of $831,000 and an increase in noninterest expense of $980,000. The $831,000 decrease to noninterest income was primarily due to a decrease to the gain on

Press Release
Page 2 of 3
February 10, 2005



the sale of loans of approximately $404,000 and a decrease in the gain on the sale of securities available for sale of approximately $356,000 as well as a decline in the income generated by the Company's real estate joint ventures, net of minority interest, of approximately $321,000. Together, declines in these areas were partially offset by an increase in fees and service charges of approximately $652,000. The $980,000 increase in noninterest expense was primarily related to an increase on the loss on early extinguishment of debt of approximately $629,000 along with increases in the Company's expenses for health benefits as well as expenses associated with the Company's bonus programs, including the Company's Management Recognition Stock Plans.

Consolidated net income for the quarter ended December 31, 2004 increased $267,000 or 11.49% to $2.59 million from $2.32 million, as compared to the quarter ended December 31, 2003. This net increase was a result of an increase in net interest income of $676,000 after the current quarter recovery of loan losses of $91,000, as compared to a provision for loan losses of $161,000 for the quarter ended December 31, 2003, which is partially offset by a decrease in noninterest income of $146,000 and an increase in noninterest expense of $147,000. The $146,000 decrease to noninterest income was primarily due to a decrease in the gain on the sale of securities available for sale of approximately $73,000 as well as a decline in the income generated by the Company's real estate joint ventures, net of minority interest, of approximately $132,000. The declines in these areas were partially offset by an increase in fees and service charges of approximately $128,000. The $147,000 increase in noninterest expense was primarily related to an increase associated with the Company's bonus programs, including the Company's Management Recognition Stock Plans, partially offset by a decline in other noninterest expense of approximately $102,000.

The Company's consolidated total assets increased $28.7 million or 2.10% to $1.4 billion at December 31, 2004, from $1.4 billion at December 31, 2003. Securities increased $858,000 or 0.09% to $929.8 million and net loans receivable increased $21.0 million or 6.50% to $343.5 million. Total deposits decreased $22.7 million or 3.76% to $580.4 million and borrowed funds increased $50.3 million or 7.71% to $702.8 million, as compared to December 31, 2003.

Total stockholders' equity was $97.8 million or 7.01% of total assets, and book value per share was $9.16 at December 31, 2004 compared to $96.9 million or 7.09% of total assets, and book value per share of $8.98 at December 31, 2003.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 20, 2005 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 16 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

Press Release
Page 3 of 3
February 10, 2005




                  ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                  ------------------------------------------
                           Financial Highlights
              (Dollars in Thousands - Except Per Share Amounts)


OPERATIONS DATA:
----------------                                  Year Ended           Three Months
                                                  December 31,       Ended December 31,
                                                2004       2003       2004       2003
                                                ----       ----       ----       ----
  Interest income                              $60,798    $62,467    $15,637    $15,328
  Interest expense                              35,569     40,852      9,198      9,313
                                                ------     ------     ------     ------

  Net interest income                           25,229     21,615      6,439      6,015
  Provision for (recovery of) loan losses          206       (106)       (91)       161
                                                ------     ------     ------     ------
  Net interest income after provision for
    (recovery of) loan losses                   25,023     21,721      6,530      5,854
  Noninterest income                             6,960      7,791      1,700      1,846
  Noninterest expense                           20,157     19,177      4,990      4,843
                                                ------     ------     ------     ------
  Income before provision for income taxes      11,826     10,335      3,240      2,857
  Provision for income taxes                     1,836      1,811        649        533
                                                ------     ------     ------     ------
  Net income                                   $ 9,990    $ 8,524    $ 2,591    $ 2,324
                                                ======     ======     ======     ======
  Earnings per share:
    Basic                                        $0.98      $0.84      $0.25      $0.23
    Diluted                                      $0.94      $0.80      $0.25      $0.22


  Annualized return on average assets             0.73%      0.63%      0.75%      0.68%
  Annualized return on average equity            10.38%      8.75%     10.57%      9.68%

FINANCIAL CONDITION DATA:
-------------------------                                        12/31/04     12/31/03
                                                                 --------     --------

  Total assets                                                  $1,394,515   $1,365,780
  Cash and cash equivalents                                         17,703       15,330
  Total investment securities                                      929,794      928,936
  Loans receivable, net                                            343,524      322,454
  Customer deposits                                                580,346      603,046
  Borrowed funds (includes subordinated debt)                      702,773      652,489
  Stockholders' equity                                              97,801       96,871
  Book value per share                                               $9.16        $8.98

  Average equity to average assets                                    6.99%        7.22%
  Allowance for loan losses to loans receivable                       1.06%        1.17%
  Non-performing assets to total assets                               0.20%        0.22%
